Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

February 27, 2012

Armstrong World Industries, Inc.

2500 Columbia Avenue

Lancaster, PA 17603

Ladies and Gentlemen:

We have acted as special counsel to Armstrong World Industries, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, in one or more series (if applicable), of its debt securities (the “Debt Securities”). The Debt Securities are to be issued under an indenture (as amended or supplemented, the “Indenture”), between the Company and a trustee (the “Trustee”) to be appointed prior to the issuance of any Debt Securities.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	a form of underwriting agreement;

(c)	a form of indenture; and

(d)	copies of the Company’s Amended and Restated Articles of Incorporation and Amended Bylaws.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents

Armstrong World Industries, Inc. p. 2

submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to the factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, upon the due execution, authentication and delivery of the Debt Securities in accordance with the terms of the Indenture, when such Debt Securities have been issued and sold in the manner contemplated by the Registration Statement, such Debt Securities will have been duly executed and delivered by the Company under the law of the State of New York and will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Debt Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinion expressed above, we have further assumed that (i) a prospectus supplement, pricing supplement and/or term sheet will have been prepared and filed with the Commission describing the Debt Securities offered thereby and will comply with all applicable laws; (ii) all Debt Securities will have been issued and sold in compliance with applicable law and in the manner stated in the Registration Statement and in the prospectus and the appropriate prospectus supplement, pricing supplement and/or term sheet; (iii) a definitive underwriting or similar agreement and any other necessary agreement with respect to any Debt Securities offered or issued will have been duly authorized and validly executed and delivered by the parties thereto; (iv) the Debt Securities will have been sold and delivered to, and paid for by, the purchasers at the price and in accordance with the terms of such agreement or agreements and as set forth in the Registration Statement and the prospectus, prospectus supplement(s), pricing supplement(s) or term sheet(s) referred to therein; (v) the offering, sale and issuance of the Debt Securities and the final terms and conditions of the Debt Securities and of the offering, sale and issuance thereof will have been duly authorized by the Company and the Company will have taken all other appropriate corporate action to establish the terms and conditions of the Debt Securities; and (vi) certificates, if required, representing the Debt Securities will have been duly executed and delivered by the Company and, to the extent required by the Indenture duly authenticated by the Trustee.

In rendering the opinion expressed above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

We note that by statute, New York provides that a judgment or decree rendered in a currency other than the currency of the United States will be converted into U.S. dollars at the

Armstrong World Industries, Inc. p. 3

rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

Armstrong World Industries, Inc. p. 4

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” and to the use of this opinion as part of the Registration Statement (Exhibit 5.1). In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David Lopez
David Lopez, a Partner